UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2024

SOBR SAFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53316	26-0731818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(844) 762-7723

(Registrant’s telephone number, including area code)

____________________________________________

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SOBR	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in a Current Report on Form 8-K filed November 21, 2023, on November 15, 2023, SOBR Safe, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the preceding 30 consecutive business days, the closing bid price of the Company’s common stock (the “Common Stock”) remained below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”). The Company was provided an initial period of 180 calendar days, or until May 13, 2024, (the “Compliance Period”) to regain compliance with the Bid Price Requirement.

As previously reported in the Company’s Current Report on Form 8-K filed April 12, 2024, on April 8, 2024, the Company received a deficiency letter from the Staff notifying the Company that, based upon the Company’s Annual Report on Form 10-K for the period ended December 31, 2023, the Company is not in compliance with the minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Rule”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failure to comply with the Stockholders’ Equity Rule became an additional and separate basis for delisting.

As previously reported in the Company’s Current Report on Form 8-K filed May 20, 2024, on May 15, 2024, the Company received a staff determination letter (the “Determination Letter”) from the Staff notifying the Company that it had not regained compliance with the Bid Price Requirement by May 13, 2024, and was not eligible for a second 180-day period due to the Company’s failure to comply with the minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market.

A hearing on this matter was held on July 2, 2024, and on August 5, 2024, the Company received a letter from the Nasdaq Hearings Panel (the “Panel”) stating that the Panel has determined to grant the request of the Company to continue its listing on the Nasdaq Stock Market subject to certain conditions enumerated therein. The Panel has determined to grant the Company’s request for an exception until October 23, 2024, to regain compliance with the Bid Price Requirement and Stockholders’ Equity Rule.

On October 4, 2024, the Company received a letter from the Staff notifying that the Company does not currently meet the minimum 500,000 publicly held shares requirement pursuant to Nasdaq Listing Rule 5550(a)(4) (the “Minimum Float Requirement”). As a result of the 1-for-110 reverse stock split of the Common Stock on October 2, 2024, the aggregate number of outstanding Common Stock was reduced from 34,764,593 shares on a pre-reverse-split basis to a total of 316,042 shares outstanding on a post-reverse split basis, with 285,611 of such shares currently qualifying as publicly held shares for purposes of the Minimum Float Requirement. The Staff has given us until October 11, 2024, to provide the Panel with its views with respect to this additional deficiency.

As previously reported, on October 9, 2024, the Company closed a private placement (the “Private Placement”) for gross proceeds of $8.2 million, whereby the Company issued an aggregate of 2,024,691 units (the “Units”), each Unit consisting of (i) one share of Common Stock, or one pre-funded warrant in lieu thereof, (ii) two Series A Warrants, each to purchase one share of Common Stock, and (iii) one Series B Warrant to purchase such number of shares of Common Stock as will be determined on the Reset Date (as defined in the Series B Warrant). The Company expects to regain compliance with the Minimum Float Requirement through the Private Placement.

As a result of the private placement, as of the date of this Current Report on Form 8-K, the Company believes it has stockholders’ equity in excess of the $2.5 million requirement and publicly held shares above the 500,000 requirement. The Company is awaiting a compliance determination from Nasdaq.

The Nasdaq notification has no immediate effect on the listing of the Company’s common stock on The Nasdaq Capital Market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOBR Safe, Inc. a Delaware corporation

Dated: October 10, 2024	By:	/s/ David Gandini
David Gandini, Chief Executive Officer

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